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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
World Airways, Inc.:

We consent to the use of our report dated March 11, 2003, with respect to the consolidated balance sheets of World Airways, Inc. and subsidiary ("World Airways") as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change, effective January 1, 2000, in World Airways' method of accounting for certain aircraft maintenance costs.


/s/  KPMG LLP

McLean, Virginia
February 26, 2004